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                                                               EXHIBIT 23.3

                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 33-54151) and related Prospectus of Aztar Corporation for the registration of $180,000,000 Senior Subordinated Notes Due 2004 and to the incorporation by reference therein to our report dated February 12, 1993, except for Note 12, as to which the date is March 29, 1993, with respect to the combined financial statements of Ambassador Real Estate Investors, L.P. included in the Current Report on Form 8-K, dated July 9, 1993, of Aztar Corporation filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

Philadelphia, Pennsylvania

July 21, 1994